Exhibit 5.1

[Letterhead of Zumiez Inc.]

June 14, 2023

Zumiez Inc.

4001 204th Street SW

Lynnwood, WA 98036

RE: Post-Effective Amendment to Registration Statement on Form S-8 of Shares of Common Stock, no par value per share, of Zumiez Inc.

Ladies and Gentlemen:

I have acted as counsel to Zumiez Inc. (the “Company”) in connection with the preparation of a Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (File No. 333-196347) (the “Post-Effective Amendment”) under the Securities Act of 1933, as amended (the “Act”), which the Company is filing with the Securities and Exchange Commission (the “Commission”) with respect to the Prior Plan Shares (as defined below) authorized for issuance under the 2023 Plan (as defined below).

On May 31, 2023 (the “Effective Date”), the shareholders of the Company approved the Zumiez Inc. 2023 Equity Incentive Plan (the “2023 Plan”). The total number of shares of common stock of Zumiez, Inc., no par value per share, authorized for issuance under the 2023 Plan includes, in addition to 1,503,815 new shares (registered concurrently on a new registration statement on Form S-8), (i) 881,585 shares available for future awards under the Zumiez Inc. 2014 Equity Incentive Plan (the “Prior Plan”) as of the Effective Date and (ii) up to 950,535 shares subject to outstanding awards under the Prior Plan that may become available for future awards as provided for under the 2023 Plan (the shares described in (i) and (ii), the “Prior Plan Shares”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

I have examined the Post-Effective Amendment and such documents and records of the Company as I have deemed necessary for the purpose of this opinion. In giving this opinion, I am assuming the authenticity of all instruments presented to me as originals, the conformity with originals of all instruments presented to me as copies and the genuineness of all signatures.

Based upon and subject to the foregoing, I am of the opinion that any Prior Plan Shares issued by the Company pursuant to the 2023 Plan, upon (i) the registration by its registrar of the Prior Plan Shares and the issuance thereof by the Company in accordance with the terms of the 2023 Plan and (ii) the receipt of consideration for such Prior Plan Shares in accordance with the terms of the 2023 Plan, such Prior Plan Shares will be validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendment. In giving such consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Chris K. Visser
Chris K. Visser
Chief Legal Officer & Secretary